BANK OF AMERICA
                                             (logo)

NEWS RELEASE

FOR IMMEDIATE RELEASE
February 8,2000

Contact: Sharon Tucker 1.415.622.2775

BANK OF AMERICA OFFERS $1 BILLION
IN 10-YEAR SUBORDINATED GLOBAL NOTES

CHARLOTTE, NC, February 8, 2000--Bank of America Corporation has priced a global offering of $1 billion in fixed-rate subordinated notes for sale in the United States and abroad.

The 10-year noncallable subordinated notes have a coupon interest rate of 7.80% per annum payable semiannually on February 15 and August 15, beginning August 15, 2000. The notes mature on February 15, 2010. Closing is scheduled for February 14, 2000. The notes qualify as Tier 2 capital under the Federal Reserve Board's capital guidelines.

The offering will be sold through underwriters led by Banc of America Securities LLC and including Bear, Stearns & Co. Inc.; Goldman, Sachs & Col; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley Dean Witter; Salomon Smith Barney,; Ormes Capital Markets, Inc.; Utendahl Capital partners, L.P.; and The Williams Capital Group, L.P.

The debt issue is part of a shelf registration for corporate debt securities and preferred and common stock previously declared effective by the Securities and Exchange Commission. Application has been made to list the notes on the Luxembourg Stock Exchange.

Proceeds from the debt issue will be used for general corporate purposes.

Bank of America, with $633 billion in assets, is the largest bank in the United States. The company serves more than 30 million households and 2 million businesses across the country, offering customers the largest and most convenient delivery network from offices and automated teller machines to telephone and Internet access. It also provides comprehensive international corporate financial services for clients doing business around the world. The company creates financial relationships featuring a wide array of financial services, from traditional banking products to investments and capital raising within the securities markets. Bank of America stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges, and certain shares are listed on the Tokyo Stock Exchange. Further investor information can be found at www.bankofamerica.com/investor.

                          www.bankofamerica.com